Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports third quarter 2022 financial results
Posts quarterly financial records, improved service for customers

ATLANTA, October 26, 2022– Norfolk Southern Corporation (NYSE: NSC) today announced third quarter 2022 financial results which included records for railway operating revenues, income from railway operations, net income, and diluted earnings per share.

Third quarter railway operating revenue was $3.3 billion, income from railway operations was $1.3 billion, net income was $958 million, and diluted earnings per share was $4.10.

“In the third quarter, the Norfolk Southern team achieved record financial results and improved service levels for our customers through our robust hiring initiatives and the launch and execution of our new operating plan – TOP|SPG,” said Norfolk Southern President and Chief Executive Officer Alan H. Shaw. “Our entire team is aligned to building on this operational momentum, while ensuring customers remain at the center of our approach, all to deliver value to our shareholders.”

Third Quarter Summary

•	Railway operating revenues of $3.3 billion were an all-time quarterly record, up 17%, or $491 million, compared with third quarter 2021, driven by a 20% increase in revenue per unit due to higher fuel surcharges and pricing.

•	Railway operating expenses were $2.1 billion, an increase of 21%, or $355 million, compared with the same period last year due to higher fuel prices, increased labor costs, and other elevated expenses resulting from inflation and slower network velocity.
	o	Incremental labor costs of $117 million associated with the terms of the tentative labor agreements were recorded in the quarter, including $88 million in costs pertaining to prior periods.

•	Income from railway operations was a record of $1.3 billion, up 12%, or $136 million, and the railway operating ratio was 62.0%, up 180 basis points, year-over-year.
	o	Income from railway operations and the operating ratio were adversely impacted by $88 million and 270 basis points, respectively, compared to the same period prior year due to the wage accruals for prior periods.

•	Diluted earnings per share were $4.10, up 34%, or $1.04, compared to the same period last year.
	o	Diluted earnings per share included a $0.28 impact from the wage accruals pertaining to a prior period and a $0.58 benefit from a state tax law change.

###

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and is the largest rail shipper of auto products and metals in North America. Norfolk Southern also has the most extensive intermodal network in the eastern U.S., serving a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Luke Nichols, 470-867-4807

2